KEY EXECUTIVE RETENTION AND SEVERANCE AGREEMENT

This Key Executive Retention and Severance Agreement ("Agreement") is entered into as of October 2, 2003 (the "Effective Date"), by and between ___________________ ("Executive") and Mississippi Chemical Corporation ("Company"), a corporation organized and existing under the laws of the State of Mississippi.

The Company has determined that Executive is a key manager of the Company and Executive's performance, the Company's ability to retain Executive in its employment, and Executive's impartial assistance to the Company's Board of Directors in the operation of the Company during the pendency of the Chapter 11 Bankruptcy Reorganization and thereafter will be significantly enhanced by this Agreement. The terms of this Employment Agreement are subject to approval by the United States Bankruptcy Court for the Southern District of Mississippi.

As a condition of Executive's employment or continued employment and receipt of benefits described herein, the Company requires Executive to agree to certain covenants set out more fully elsewhere in this Agreement which will result in mutual benefits to the Company and Executive in connection with the reorganization of the Company through Chapter 11 Bankruptcy.

In consideration of the foregoing and of other good and valuable consideration, the parties agree as follows:

EMPLOYMENT TERMS

          1.          Position.  For the duration of the Employment Term, the Company agrees to employ Executive, and Executive agrees to remain in the employ of the Company, as its _____________________________________________ or in such other capacity or capacities as are, from time to time, mutually agreed upon by Executive and the Company, all subject to the terms and conditions set forth herein.

          2.          Duties.  Executive's duties and responsibilities will be those assigned to him, from time to time, by the Company and, unless otherwise mutually agreed between the Company and Executive, will include such duties as are of the type and nature normally assigned to executives in a similar position in a corporation of the size, type and stature of the Company.

          3.          Full Attention. During the Employment Term, Executive will devote his full time, attention and energies to the business of the Company and will not, without the written consent of the ____________________________________ of the Company, be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activities are pursued for gain, profit or other pecuniary advantage. Notwithstanding the foregoing and so long as Executive's ability to devote his full time, attention and energies to the business of the Company is not impaired, Executive will not be prevented from (a) engaging in any civic or charitable activity for which Executive receives no compensation or other pecuniary advantage, (b) investing his personal assets and participating in businesses which do not compete with the Company or Mississippi Chemical Corporation ("MCC") (or its subsidiaries and affiliates), or (c) purchasing securities in any corporation whose securities are regularly traded, provided that such purchases will not result in Executive's owning beneficially at any time five percent (5%) or more of the equity securities of any corporation engaged in a business competitive with that of the Company or MCC (or its subsidiaries and affiliates).

          4.          Base Salary. The Company shall pay Executive an annual base salary equal to his annual base salary in effect as of the Effective Date, or as subsequently increased, from time to time, by the Company in its sole discretion (Executive's "Base Salary"). Executive's Base Salary will be prorated and paid in equal installments and will be reviewed by the Company no less often than annually.

          5.          Benefits. During the Employment Term, Executive shall participate in such benefit plans, policies, and programs as may be offered from time to time by the Company and for which Executive is eligible, whether the same are for the benefit of all employees or for the benefit of employees similarly situated to Executive, including, without limitation, any profit sharing, life insurance, defined contribution and defined benefit pension plans, and group medical, dental and other welfare benefit plans. Any such benefits and Executive's eligibility therefor shall be determined in accordance with the specific terms and conditions of the documents evidencing any such benefit plans, policies, and programs, as adopted or amended by, or otherwise applicable to, the Company from time to time.

          6.          Reimbursement. The Company will reimburse Executive for such reasonable and necessary expenses that are incurred in carrying out his duties hereunder, consistent with the Company's then current reimbursement policy. The Company's obligation to reimburse Executive is contingent upon the presentment by Executive of documentation required by the Company.

          7.          Term of Agreement. The term of this Agreement begins on the Effective Date and continues through the earlier of July 1, 2005, the confirmation of a bankruptcy plan or a substantially completed liquidation (the "Employment Term"). The last day of Executive's employment will be referred to as his "Termination Date".

          8.          Bankruptcy Estate Funding. Payments of Severance Benefits and Retention Bonus set forth herein, along with all other payments pursuant to Key Employee Retention Agreements, Key Executive Retention and Severance Agreements, and the Supplemental Unemployment Benefit Plan, are subject to a "cumulative cap" of Eight Million Five Hundred Thousand Dollars ($8,500,000). In the event pre-petition and post-petition secured debt (including interest, default interest if applicable, and fees) are paid in full, in cash, or in some other form of consideration acceptable to the lender, the cap will increase to Ten Million Dollars ($10,000,000). A Five Million Dollar ($5,000,000) "carve out" of the bankruptcy estate has been provided for payments pursuant to Key Employee Retention Agreements, Key Executive Retention and Severance Agreements, and the Supplemental Unemployment Benefit Plan. If necessary, payment from the "carve out" will be made with first priority given to the Key Executive Retention claims and Key Employee Retention claims, followed by Key Executive Severance claims, with any remaining balance being allocated pro rata among any Supplemental Unemployment Benefit Plan claims. The "cumulative cap" and "carve out" are more fully described in the Final Financing Order entered by the Bankruptcy Court.

          9.          Outstanding Loans. All outstanding loans or other financial obligations due to the Company from the Executive must be paid in full prior to the Company's making payments of Retention Bonus or Severance pursuant hereto.

KEY EXECUTIVE RETENTION

The Company recognizes the retention of the Executive is crucial to the restructuring of the Company and preservation of the value of the bankruptcy estate. In keeping with this acknowledged goal, the Executive will receive a cash payment in the amount of [enter 75% of Base Salary] Dollars ($_______) ("Retention Bonus") (in addition to his Base Salary and other amounts due as a result of Executive's employment) according to the following payment schedule:

          1.          Twenty percent (20%) of the Retention Bonus will be paid as soon as practicable following the later of the Effective Date of this Agreement or approval by the United States Bankruptcy Court for the Southern District of Mississippi.

          2.          Thirty percent (30%) of the Retention Bonus will be paid upon the earlier of March 31, 2004, or the completion of a liquidity event(s) which results in cumulative net cash proceeds of One Hundred Five Million Dollars ($105,000,000) or more being applied to the senior secured debt.

          3.          Twenty percent (20%) of the Retention Bonus will be paid upon the earlier of (a) June 30, 2004, (b) confirmation of a bankruptcy plan which provides payment in full, in cash (or some other form of consideration acceptable to lender) of all pre-petition and post-petition secured debt (including any unpaid interest, default interest if applicable, and fees), or (c) a substantially complete liquidation of the Company. The Company will determine when and if liquidation is "substantially completed."

          4.          Thirty percent (30%) of the Retention Bonus upon the earlier of (a) confirmation of a bankruptcy plan which provides for the payment in full, in cash (or some other form of consideration acceptable to lender) of all pre-petition and post-petition secured debt (including any unpaid interest, default interest if applicable, and fees), or (b) a substantially complete liquidation of the Company. The Company will determine when and if liquidation is "substantially completed." Any reduction in Executive's base pay will not result in a reduction in the Retention Bonus.

Executive shall be entitled to the full Retention Bonus if the Executive (1) is employed by the Company (or an affiliate) on, or (2) was terminated without Cause or Constructively terminated within forty-five (45) days prior to, the date of (a) confirmation of a bankruptcy plan which provides payment in full, in cash (or some other form of consideration acceptable to lender) of all pre-petition and post-petition secured debt (including any unpaid interest, default interest if applicable, and fees), or (b) a substantially complete liquidation of the Company.

If, after the Effective Date but before July 1, 2004, the Executive is terminated without Cause or is Constructively terminated, Executive shall receive a pro rata payment of the next remaining installment of his Retention Bonus upon termination.

If before July 1, 2004, the Executive is offered employment or continued employment on terms that do not constitute a Constructive termination (1) by a successor employer to the Company (other than a direct or indirect subsidiary or affiliate of MCC) through consolidation or merger, (2) by the transferee (other than a direct or indirect subsidiary or affiliate of MCC) of all or a substantial part of the Company's assets, or (3) by the Company following the acquisition by a party not a direct or indirect subsidiary or affiliate of MCC, of an ownership interest in the Company of fifty percent (50%) or greater, then the Executive shall promptly receive a pro rata payment of the next remaining installment of his Retention Bonus and shall not be entitled to any other future installment of his Retention Bonus.

KEY EXECUTIVE SEVERANCE

In the event of a termination of Executive without Cause by the Company or due to a Constructive termination, Executive will be provided the following for a period of nine (9) months: (1) continuance of Base Salary, (2) Company-paid medical and dental COBRA continuation coverage premiums (or a cash equivalent paid to the Executive, at the Executive's sole option), and (3) Company-paid continuation coverage premiums (or a cash equivalent paid to the Executive, at the Executive's sole option) of other insurance programs provided to the Executive on the Effective Date.

Severance will be paid on a semimonthly basis and will be based upon the higher of the Executive's Base Salary on the Effective Date of this Agreement or the Executive's Termination Date.

Executive will receive no payments from the Supplemental Unemployment Benefit Plan ("SUB Plan") if he is entitled to and receives Severance Benefits pursuant to this agreement.

If the Executive is offered employment or continued employment on terms that do not constitute a Constructive termination (1) by a successor employer to the Company (other than a direct or indirect subsidiary or affiliate of MCC) through consolidation or merger, (2) by the transferee (other than a direct or indirect subsidiary or affiliate of MCC) of all or a substantial part of the Company's assets, or (3) by the Company following the acquisition by a party not a direct or indirect subsidiary or affiliate of MCC, of an ownership interest in the Company of fifty percent (50%) or greater, then neither such change of employer nor the change of ownership of the Company will be deemed a qualifying event entitling Executive to Severance Benefits set forth herein or participation in the Supplemental Unemployment Benefit Plan.

In the event that the medical insurance plan, dental insurance plans, or other insurance plans are terminated as part of a bankruptcy plan, substantial liquidation or otherwise, Executive will be entitled to the cash equivalent of the cost of the premium on a monthly basis during the period Executive is entitled to Severance Benefits.

FOR CAUSE AND CONSTRUCTIVE TERMINATIONS

          1.          "Cause" shall mean: (a) the willful and continued failure of Executive to substantially perform his duties with the Company; (b) the willful engaging by Executive in illegal conduct, gross misconduct, fraud, embezzlement, misappropriation, breach of fiduciary duty, or other conduct that is materially and demonstratively injurious to the Company, its financial condition or business reputation; (c) Executive's conviction, plea of no contest, or nolo contendre, deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude; (d) the willful failure for Executive to carry out, or comply with, in any material respects, any lawful directive of the Chief Executive Officer or the Board; and (e) Executive's unlawful use (including being under the influence) or possession of drugs.

          2.          "Constructive" termination shall mean the actual termination of employment by Executive within ninety (90) days of an occurrence of any of the following actions without Executive's expressed prior written approval: (a) failure of the Company to pay employee any compensation when due; (b) any reduction of employee's base salary which (i) is not part of a general, Board approved, salary reduction applicable to all key employees or (ii) exceeds twenty-five percent (25%); (c) any material reduction in an employee's fringe benefits that is not part of a general, Board approved, plan reducing benefits; or (d) the change of employee's principal place of employment to a location more than fifty (50) miles from that existing on the effective date. "Constructive" and "Constructively" shall be interchangeable, as common usage dictates.

EXECUTIVE COVENANTS

          1.          Return of Property. On or as soon as practicable after the Termination Date, Executive shall promptly return to the Company all of the property of the Company in his possession or under his control, wherever located, including, without limitation, automobiles, equipment, computers, fax machines, portable telephones, printers, software, credit cards, manuals, customer lists, financial data, letters, notes, notebooks, reports and copies of any of the above and any Confidential Information in any form.

          2.          Confidential Information. Executive shall not, without the consent of the Company, during the Employment Term and at all times thereafter, disclose to any person, or use to the disadvantage of the Company, any non-public information relating to the Company, including without limitation, any information relating to business plans, marketing plans, sales plans, technical information, methods of doing business, customers, customer contracts, suppliers, costs, prices or employees of the Company ("Confidential Information"), provided, that nothing contained in this Section shall prevent Executive from being employed by a competitor of the Company or utilizing Executive's general skills, experience, and knowledge, including those developed while employed by the Company during the term of this Agreement.

          3.          Recruiting. During the term of this Agreement and for one (1) year following Executive's Termination Date, Executive shall not recruit, hire or help anyone recruit or hire anyone who is then an Executive, management, or professional employee of the Company.

          4.          Business Reputation. Executive agrees that during the Employment Term and at all times thereafter, he shall refrain from performing any act, engaging in any conduct or course of action or making or publishing an adverse, untrue or misleading statement which has or may reasonably be expected to have the effect of demeaning the name or business reputation of the Company or which adversely affects (or may reasonably be expected to adversely affect) the best interests (economic or otherwise) of the Company. Notwithstanding the foregoing, Executive may make truthful statements to any governmental entity or as required by law.

          5.          Release. In consideration for the protection and benefits provided for under this Agreement, Executive hereby agrees to execute a release in the form of the attached Release and Waiver of Rights, which may be modified by the Company only if necessary to comply with applicable law. Payment of any amount of Severance Benefits as set forth herein is contingent upon the Executive's execution of the Release and Waiver of Rights or a substantially similar release.

          6.          Company's Remedies. In the event of a breach or threatened breach by Executive of this Agreement, Executive agrees that the Company will be entitled to a temporary restraining order or a preliminary injunction (without the necessity of posting bond in connection therewith) and that any additional payments or benefits due hereunder to Executive or his dependents shall be canceled and forfeited. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to it for such breach or threatened breach, including the recovery of damages from Executive, as well as attorneys' fees and costs related to the breach, threatened breach, or enforcement of this Agreement. Further, if a court of competent jurisdiction finally determines that the Executive has breached any of the covenants under the heading "Executive Covenants", he shall forfeit all rights under this Agreement and shall be obligated to return to the Company any amounts previously received as Retention Bonus or Severance Benefits.

          7.          Inventions; Assignment. All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Company's business, whether or not patentable, copyrightable, registerable as a trademark, or reduced to writing, that Executive may discover, invent or originate while employed by the Company, either alone or with others and during work hours or by the use of the facilities of the Company ("Inventions"), shall be the exclusive property of the Company. Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company's expense, in obtaining, defending and enforcing the Company's rights therein. Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.

WITHHOLDING

Notwithstanding anything to the contrary herein, the Company may, to the extent required by law, withhold applicable federal, state and local income and other taxes, and any other required amounts, from any payments due to Executive hereunder.

INDEMNIFICATION; LIABILITY INSURANCE

Executive shall, after the Termination Date, retain all rights to indemnification under applicable law, under the terms of any other written plan or agreement, or under the Company's Articles of Incorporation or Bylaws, as they may be amended or restated from time to time. In addition, the Company shall maintain continuing liability coverage (tail coverage) for Executive with respect to acts or failures to act prior to the Termination Date, of the type and at the level in effect immediately prior to the Termination Date for a one (1) year period following the Termination Date or until expiration of applicable limitations periods, if later.

APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi (without reference to the principles of conflict of laws of Mississippi or any other jurisdiction), and the laws of United States where applicable.

MITIGATION NOT REQUIRED

As a condition of any payment hereunder, Executive shall not be required to mitigate the amount of such payment by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive under this Agreement.

ASSISTANCE WITH LITIGATION

For a period of two (2) years after Executive has received his final benefit under this Agreement, Executive will furnish such information and assistance as may be reasonably necessary in connection with any litigation in which the Company (or an affiliate) is then or may become involved. The Company (or its affiliate) will use reasonable efforts to accommodate the Executive's schedule when seeking his assistance and information.

SURVIVAL

Notwithstanding anything herein to the contrary, to the extent applicable, the obligations of the Company, and the obligations of Executive under this Agreement, shall remain operative and in full force and effect regardless of the expiration or termination of this Agreement.

NOTICES

All notices and other communications under this Agreement must be in writing and shall be deemed to have been duly given or made when (1) delivered to the addressee by hand, (2) delivered by fax (with receipt confirmed), or (3) received by the addressee, if sent by a nationally recognized overnight delivery service, in each case as follows:

If to Executive:	___________________________
___________________________
___________________________

If to the Company:	Mississippi Chemical Corporation
P.O. Box 388
3622 Highway 49 East
Yazoo City, MS 39194
Attention: Corporate Secretary
Fax: 662-751-2912

or to such other addresses as either party may designate by notice to the other party.

ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties and, except as expressly provided herein, supersedes all other prior agreements concerning Executive's employment by the Company, or the termination of Executive's employment by the Company. However, this Agreement does not supersede any other confidentiality or secrecy agreement(s) binding Executive regarding the confidentiality of information of the Company or as to which the Company has an obligation of secrecy for the benefit of another party. Further, this Agreement does not impact the Executive's right to participate in or benefit from any Company benefit plan, procedure, or policy unless specifically excluded from participation hereby (i.e., the SUB Plan).  This Agreement may be changed only by a written agreement executed by the Company and Executive.

Executive and Company agrees that if any portion of this Agreement is held to be invalid or unenforceable, the other portions shall remain valid and enforceable.

THIS AGREEMENT may be executed in multiple counterparts, each of which shall be deemed an original and each to be effective as of the Effective Date.
MISSISSIPPI CHEMICAL CORPORATION	EXECUTIVE

By:_________________________________	By:__________________________________

Date:_______________________________	Date:________________________________

RELEASE AND WAIVER OF RIGHTS

          For good and valuable consideration described in that certain Key Executive Employment Retention and Severance Agreement ("Agreement") between me and _______________________ (the "Company") dated as of ____________________, the receipt and sufficiency of which is hereby acknowledged, I do hereby irrevocably and unconditionally release, acquit and forever discharge Mississippi Chemical Corporation (the "Company") and each of its past, present or future owners, partners, stockholders, predecessors, successors, assigns, agents, directors, officers, executives, representatives, attorneys, parent companies, holding companies, divisions, subsidiaries, affiliates, employee benefit plans, related entities (and agents, directors, officers, executives, representatives, fiduciaries and attorneys of such parent companies, holding companies, divisions, subsidiaries, affiliates, employee benefit plans and related entities), and all persons acting by, through, under or in concert with any of them (collectively "Releasees"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys' fees and costs actually incurred), of any nature whatsoever, known or unknown, suspected or unsuspected, I have, might have or might claim to have against the Releasees or any of them. This Release and Waiver of Rights includes, but is not limited to, a release of any rights arising out of alleged violations of any contract, express or implied, any covenant of good faith and fair dealing, express or implied, any tort, including any claim for negligence or gross negligence on the part of any of the Releasees, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation, the Age Discrimination in Employment Act, which prohibits discrimination on the basis of age, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Americans With Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, or the Occupational Safety and Medical Act. Provided, however, that this Release and Waiver of Rights does not waive or release: (1) any rights or claims that I may have under the Age Discrimination in Employment Act which may arise after the date I sign this Agreement; (2) me or the Company from our respective obligations under that certain Agreement between me and the Company dated as of __________________, pursuant to which this Release and Waiver of Rights is being executed and delivered; (3) any rights that I may have under applicable corporate law, the bylaws or articles of incorporation of any of the Releasees, or any indemnification agreement, or plan or trust agreement, or as an insured under any liability insurance policy now or previously in force; (4) any rights that I may have to amounts payable under any pension or welfare benefit plans of the Company (other than the Severance Benefits referenced in (2) as part of the Agreement), whether applicable to all employees or to a particular group of employees; and (5) any right to reimbursement of expenses incurred in accordance with Company policies and procedures.

          I agree never to file a lawsuit, a grievance, administrative charge, or other proceeding asserting any claims that are released above. I also agree not to accept compensation of any kind related to a lawsuit, grievance, administrative charge, or other proceeding filed for or on my behalf. I agree that if I break this promise, I will pay for all costs incurred by the Company, any related companies or any employees or directors of any of them, including reasonable attorneys' fees, in defending against such claim.

          I understand that the Company has provided the consideration referenced above solely to resolve any claims that may exist between the Company and me and to avoid the cost of possible lawsuits and that the Company does not admit any wrongdoing.

           I agree that this Release and Waiver of Rights will be binding upon me and the Company and upon our respective heirs, administrators, trustees, representatives, executors, successors and assigns.

           I agree that if any portion of this Release and Waiver of Rights is held to be invalid or unenforceable, the other portions shall remain valid and enforceable.

           I acknowledge and agree that I have twenty-one (21) days from [insert date] to consider this Release and Waiver of Rights before accepting, although I may accept and sign this Release and Waiver of Rights anytime during this twenty-one (21) day period. [Note: Must give 45 days and statistical data if group termination.] Upon execution, I will have seven (7) days to revoke this Release and Waiver of Rights by written notice to the Company at the following address: __________________________________. This Release and Waiver of Rights shall not become effective or enforceable, and the consideration shall not be paid, until after the expiration of this seven (7) day period without revocation by me (and then, in accordance with the terms of the Agreement). At its option and as a prerequisite for such payments, the Company may require that I acknowledge in writing that I have not revoked this Agreement during this seven (7) day period. I acknowledge that I am advised to consult with an attorney prior to executing this Release and Waiver of Rights.

          I UNDERSTAND THAT I HAVE THE RIGHT TO DISCUSS ALL ASPECTS OF THIS RELEASE AND WAIVER OF RIGHTS WITH A PRIVATE ATTORNEY OF MY CHOICE, AND AFFIRM THAT I HAVE AVAILED MYSELF OF THIS RIGHT TO THE FULL EXTENT, IF ANY, THAT I DESIRED. I HAVE READ THIS RELEASE AND WAIVER OF RIGHTS, FULLY UNDERSTAND ALL OF ITS PROVISIONS AND AM VOLUNTARILY EXECUTING IT.

_______________________________
Signature

________________________________
Printed Name

STATE OF MISSISSIPPI )
)	ss.
COUNTY OF YAZOO )

          Personally appeared before me, the undersigned notary public, in and for said County and State, the within named _________________________________, who acknowledged that (s)he signed and delivered the above and foregoing instrument on the day and date therein mentioned.

          GIVEN under my hand and official seal this ___ day of ___________, 2003.
_________________________________
Notary Public
My Commission Expires:
_________________________________
___________________________	Printed or Stamped Name of Notary